FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-11

_____________________________________________
Sent: Monday, November 09, 2015 11:03 AM
Subject: GSMS 2015-GS1 -- New Issue Announcement (Public)(external)

GSMS 2015-GS1 -- New Issue Announcement (Public)(external)

$758.032mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Cantor Fitzgerald & Co. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	29.163	2.86	30.000%	37.3%	15.7%
A-2	Aaa(sf)/AAAsf/AAA(sf)	200.000	9.82	30.000%	37.3%	15.7%
A-3	Aaa(sf)/AAAsf/AAA(sf)	297.565	9.91	30.000%	37.3%	15.7%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	47.694	7.44	30.000%	37.3%	15.7%
A-S	Aa2(sf)/AAAsf/AAA(sf)	51.288	9.94	23.750%	40.6%	14.5%
B	A1(sf)/AA-sf/AA-(sf)	43.082	9.94	18.500%	43.4%	13.5%
C	NR/A-sf/A-(sf)	47.184	9.94	12.750%	46.5%	12.6%
D	NR/BBB-sf/BBB-(sf)	42.056	9.94	7.625%	49.2%	11.9%

X-A	Aa1(sf)/AAAsf/AAA(sf)	625.710	N/A	N/A	N/A	N/A
X-B	NR/AA-sf/AAA(sf)	43.082	N/A	N/A	N/A	N/A

Collateral Summary

Initial Pool Balance:                                       $820.604

Number of Mortgage Loans:                                   39

Number of Mortgaged Properties:                             69

Average Cut-off Date Mortgage Loan Balance:                 $21.041

Weighted Average Mortgage Interest Rate:                    4.4410%

Weighted Average Remaining Term to Maturity (months):       119

Weighted Average Remaining Amortization Term (months):      358

Weighted Average Cut-off Date LTV Ratio:                    59.1%

Weighted Average Maturity Date LTV Ratio:                   51.8%

Weighted Average Underwritten Debt Service Coverage Ratio:  1.99x

Weighted Average Debt Yield on Underwritten NOI:            11.0%

% of Mortgage Loans w/ Subordinate Debt:                    12.2%

% of Mortgaged Properties w/ Single Tenants:                12.3%

Property Type: 37.2% Retail, 31.8% Office, 19.2% Hospitality, 8.2% Multifamily,

         2.9% Self Storage, 0.5% Manufactured Housing, 0.2% Industrial

Top 5 States:  16.8% CA, 14.1% NY, 12.5% TX, 9.1% MA, 8.8% IN

Anticipated Timing

Global Investor Call:  Mon, Nov 9th

Anticipated Pricing:   Late Week of Nov 9th

Anticipated Closing:   Tues, Dec 1st

Investor Call Details

Date:                  Mon, Nov 9th

Time:                  3:00 PM ET

US Toll Free:          913-312-1385

Passcode:              998664

Roadshow Schedule:  Tues, Nov 10th

Boston, MA – Breakfast Meeting

-Boston Harbor Hotel

-70 Rowes Wharf

-8:30AM ET

-Room Name: John Adams Salon

Hartford, CT - Lunch Meeting

-Max Downtown

-185 Asylum St

-12:30PM ET

Minneapolis, MN - Breakfast Meeting

-The Marquette Hotel

-710 Marquette Ave

-9:00AM CT

-Room Name: Lake Huron

Term Sheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

________________________________

See the http://www.gs.com/disclaimer/afg/ for important information regarding this message and your reliance on information contained in it. This message may contain information that is confidential or privileged. If you are not the intended recipient, please advise the sender immediately and delete this message. See the http://www.gs.com/disclaimer/email/ for further information on confidentiality and the risks inherent in electronic communication.